EXHIBIT 99.3

OFFER TO EXCHANGE

All Outstanding

New York Registry Shares (the “KLM NY Registry Shares”)

of

KLM ROYAL DUTCH AIRLINES

for

American Depositary Shares (the “Air France ADSs”)

Representing Ordinary Shares (the “Air France Shares”)

and

American Depositary Warrants (the “Air France ADWs”)

Representing Warrants (the “Air France Warrants”)

of

SOCIÉTÉ AIR FRANCE

THE EXCHANGE OFFER COMMENCES ON MONDAY, APRIL 5, 2004.

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE

AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, MAY 3, 2004,

UNLESS THE EXCHANGE OFFER IS EXTENDED.

The Dealer Manager for the Exchange Offer in the United States is:

Lazard

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Société Air France, a company organized under the laws of the Republic of France (“Air France”), is making an offer to exchange (the “Exchange Offer”) 11 American Depositary Shares (the “Air France ADSs”), each Air France ADS representing the right to receive one (1) ordinary share, nominal value €8.50 per share (an “Air France Share”), and 10 American Depositary Warrants (the “Air France ADWs”), each Air France ADW representing the right to receive one (1) warrant (an “Air France Warrant”), of Air France, for every ten (10) outstanding New York Registry Shares (the “KLM NY Registry Shares”), of KLM Royal Dutch Airlines, a corporation organized under the laws of the Netherlands (“KLM”), in each case, upon the terms and subject to the conditions set forth in the enclosed Prospectus, dated April 5, 2004 (the “Prospectus”). Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold KLM NY Registry Shares in your name or in the name of your nominee.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1.	The Prospectus, dated April 5, 2004; and

2.	A printed form of letter which may be sent to your clients for whose accounts you hold KLM NY Registry Shares, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON MONDAY, MAY 3, 2004, UNLESS THE EXCHANGE OFFER IS EXTENDED.

Please note the following:

1.	U.S. Exchange Agent & Information Agent:

Citibank, N.A. has been appointed as U.S. Exchange Agent by Air France for the Exchange Offer. Georgeson Shareholders Communications Ltd. has been appointed as Information Agent by Air France for the Exchange Offer in the United States. Lazard has been appointed as Dealer Manager by Air France for the Exchange Offer in the United States. Any questions you may have with respect to the ways in which KLM NY Registry Shares may be tendered in the Exchange Offer to the U.S. Exchange Agent should be directed to the Information Agent at (212) 440-9800.

2.	Securities Subject to Exchange Offer:

The Exchange Offer is being made in the United States for all issued and outstanding KLM NY Registry Shares and in the Netherlands for all issued and outstanding KLM ordinary shares (“KLM Shares”). Holders of KLM NY Registry Shares validly tendered in the Exchange Offer will receive Air France ADSs and Air France ADWs upon exchange. Except as set forth below and in the Prospectus, holders will not be permitted to tender their KLM NY Registry Shares in exchange for Air France Shares or Air France Warrants. See “The Exchange Offer—Procedures for Tendering—Holders of KLM New York Registry Shares” in the Prospectus. If holders wish to tender their KLM NY Registry Shares in exchange for Air France Shares and Air France Warrants, you must arrange for (i) the conversion of your KLM NY Registry Shares into KLM Shares in the Netherlands in accordance with the terms of the KLM NY Registry Shares, including the payment of conversion fees and expenses and (ii) the tender of the KLM Shares withdrawn to ABN AMRO, as the Dutch Exchange Agent, in accordance with the terms of the Exchange Offer for the KLM Shares in the Netherlands.

3.	Exchange Ratio:

For every 10 KLM NY Registry Shares the holder validly tenders, he/she will receive 11 Air France ADSs and 10 Air France ADWs. KLM NY Registry Shares do not need to be tendered in lots exactly divisible by 10.

4.	Method for Tender:

If the holder holds KLM NY Registry Shares through The Depository Trust Company (“DTC”) and he/she wishes to tender KLM NY Registry Shares in the Exchange Offer, he/she will need to (i) send an Agent’s Message to the U.S. Exchange Agent, and (ii) transfer the KLM NY Registry Shares being tendered by book-entry transfer in DTC to the U.S. Exchange Agent in accordance with the instructions set forth in the Prospectus. See “The Offer—Procedures for Tendering—Holders of KLM New York Registry Shares” in the Prospectus.

5.	Guaranteed Delivery Procedures:

The U.S. Exchange Agent has established Guaranteed Delivery Procedures to enable the holder to tender his/her KLM NY Registry Shares to the U.S. Exchange Agent in cases where (i) the holder’s KLM NY Registry Shares are not immediately available, (ii) the procedures for book-entry transfer through DTC cannot be completed immediately, or (iii) all required documents cannot immediately be delivered to the U.S. Exchange Agent. See “The Offer—Procedures for Tendering—Guaranteed Delivery Procedures” in the Prospectus.

6.	Fractional Entitlements:

No fractional Air France ADSs will be issued. In order for your clients to be able to exercise the right to round up fractional entitlements to Air France ADSs to which they are entitled as holders of KLM NY Registry Shares, such clients must (i) become registered holders on the books of Citibank, N.A., as the New York Transfer Agent, Registrar and Dividend Paying Agent for the KLM NY Registry Shares, (ii) duly tender their KLM NY Registry Shares to the U.S. Exchange Agent in certificated form, (iii) affirmatively elect on the letter of transmittal to round up fractional entitlements to Air France ADSs to the next whole number of Air France ADSs, and (iv) provide to the U.S. Exchange Agent a check in an amount of U.S.$20.00 (which was calculated on the basis of the closing price of a share of KLM New York Registry Shares on the New York Stock Exchange on March 25, 2004 and adjusted to take into consideration possible upward market fluctuations) pursuant to the tendering holder’s election to round up in accordance with the terms and conditions of the letter of transmittal. Otherwise, fractional entitlements to Air France ADSs will be aggregated by the U.S. Exchange Agent and sold on the New York Stock Exchange (the “NYSE”). The U.S. Exchange Agent shall appoint a broker to sell the fractional entitlements to Air France ADSs on the NYSE and distribute the net proceeds (after deduction of applicable fees, taxes and expenses) of such sale to DTC for the benefit of the tendering holders of KLM NY Registry Shares entitled thereto. The U.S. Exchange Agent will net aggregate fractions rounded down against aggregate fractions rounded up by tendering holders.

7.	Conditions and Timing of Exchange Offer:

The Exchange Offer is dependent upon certain conditions being satisfied or waived upon the terms set forth in the Prospectus. See “The Offer—Conditions to Completion of the Offer” in the Prospectus.

If one or more of the Exchange Offer conditions described in the Prospectus is not fulfilled, Air France may, from time to time and in consultation with KLM, extend the period of time during which the Exchange Offer is open for minimum periods of 10 business days (or such longer minimum period as may be required by law) until all of the conditions listed in the Prospectus have been satisfied or waived. If Air France extends the period of time during which the Exchange Offer is open, the Exchange Offer will expire at the latest time and date to which Air France extends the Exchange Offer.

Air France may declare the Exchange Offer unconditional if all of the Exchange Offer conditions are satisfied or waived. If the Exchange Offer is declared unconditional, Air France will, if necessary, subject to certain conditions, provide a subsequent offering period of three U.S. business days to 15 Euronext Amsterdam trading days, but in no event more than 20 U.S. business days, following the expiration of the Exchange Offer. A subsequent offering period is an additional period of time, following the expiration of the Exchange Offer, during which any holder of KLM NY Registry Shares may tender KLM NY Registry Shares not tendered in the Exchange Offer. A subsequent period, if one is provided, is not an extension of the Exchange Offer, which already will have been completed, and KLM NY Registry Shares previously tendered and accepted for exchange in the Exchange Offer will not be subject to any further withdrawal rights. During the subsequent offering period, tendering holders of KLM NY Registry Shares will not have withdrawal rights, and Air France will promptly accept for exchange any KLM NY Registry Shares tendered during the subsequent offering period at the same exchange ratio as in the Exchange Offer.

8.	Delivery of New Securities:

Notwithstanding any other provision of the Exchange Offer, delivery of Air France ADSs and Air France ADWs in exchange for KLM NY Registry Shares accepted for exchange pursuant to the Exchange Offer will in all cases be made only after timely receipt (i) by the U.S. Exchange Agent of confirmation from Air France of acceptance of such KLM NY Registry Shares in the Exchange Offer, (ii) by the depositary for the Air France ADSs of the applicable number of Air France Shares for the issuance of Air France ADSs, and (iii) by the depositary for the Air France ADWs of the applicable number of Air France Warrants for the issuance of Air France ADWs, in each case, pursuant to the procedures set forth in “The Offer—Acceptance and Delivery of Securities” of the Prospectus.

9.	Squeeze-Out Procedure:

The Dutch Civil Code contains a procedure for the squeeze-out of shares owned by minority shareholders of a Dutch public limited liability company, such as KLM. As soon as Air France and its affiliates, other than KLM, hold directly for their own account at least 95% of the issued share capital of KLM, Air France and such affiliates intend to institute proceedings against the minority shareholders of KLM, in order to force those minority shareholders to transfer their KLM NY Registry Shares to Air France. Air France will not be able to commence such proceedings until at least three years after completion of the Exchange Offer. Air France has also retained the right to squeeze out holders of KLM shares by way of a legal merger, legal split or otherwise, although Air France currently has no intention to do so.

Any inquiries you may have with respect to the Exchange Offer should be addressed to Georgeson Shareholders Communications Ltd., the Information Agent for the Exchange Offer, at 17 State Street - 10th Floor, New York, NY 10004, telephone number (212) 440-9800.

Requests for additional copies of the enclosed materials may also be directed to the Information Agent at the above address and telephone number.

April 5, 2004

Very truly yours,

SOCIÉTÉ AIR FRANCE

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF AIR FRANCE, THE DEALER MANAGER, THE U.S. EXCHANGE AGENT, THE DUTCH EXCHANGE AGENT, THE INFORMATION AGENT OR ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER NOT CONTAINED IN THE PROSPECTUS.

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